                                                                       EXHIBIT 5



                               September 28, 1999



Ashford.com, Inc.
3800 Buffalo Speedway, Suite 400
Houston, Texas  77098

                  Re:      Ashford.com, Inc. (the "Company")
                           Registration Statement for
                           an aggregate of 8,799,822 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 3,622,322 shares of Common Stock available for issuance under the Company's 1998 Stock Incentive Plan, (ii) 2,375,000 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, (iii) 950,000 shares of Common Stock available for issuance under the Company's 1999 Employee Stock Purchase Plan, and (iv) and 1,852,500 shares of Common Stock issued to Kenneth E. Kurtzman under the Kenneth E. Kurtzman Stock Option Agreement (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                 Very truly yours,

                                 /s/ Gunderson Dettmer Stough Villeneuve
                                 Franklin & Hachigian, LLP

                                 Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP